Exhibit 10.16.1

ALERIS CORPORATION

2010 EQUITY INCENTIVE PLAN

Form of

AMENDMENT 1 TO THE

RESTRICTED STOCK UNIT AWARD AGREEMENT

                         , 2012

TO:

FROM: Aleris Corporation (formerly “Aleris Holding Company”)

Re:	Amendment 1 to Restricted Stock Unit Award Agreement

On June 11, 2010, you were granted Restricted Stock Units of Aleris Corporation (the “Company”) pursuant to an Award Agreement issued under the Company’s 2010 Equity Incentive Plan (the “Plan”).

In light of the Company becoming a public company, we have amended, restated and renamed the Plan as the 2012 Equity Incentive Plan and we are amending the terms of your Award Agreement, effective immediately prior to the effectiveness of an initial public offering of the Company pursuant to the Form S-1 filed with the Securities and Exchange Commission on April 26, 2011, as amended (the “IPO”), as follows:

1.	Section 1(f). Key Terms; Change of Control. The reference to Plan Section 11 in Section 1(f) is amended to Plan Section 12.

2.	Section 2. Settlement. Section 2 is amended to read in its entirety as follows:

Settlement. The Restricted Stock Units credited to your Account will be settled by the Company within ten (10) days after they vest (and, upon such settlement, will cease to be credited to your Account). At the time of settlement, the Company will issue you a number of Shares equal to the number of Restricted Stock Units that just vested (such Shares, the “RSU Shares”). However, unless you timely provide the cash required to satisfy all withholding taxes due in connection with such settlement, the Company will hold back from the RSU Shares otherwise deliverable on settlement the number of RSU Shares necessary to pay those taxes. The Company will in its sole discretion determine the appropriate manner of dealing with fractional shares, including cancellation without payment. The Company will enter your name as a stockholder of record on the books of the Company with respect to the RSU Shares so issued.

3.	Section 3. Early Termination of the Restricted Stock Units. The references to Plan Sections 11 and 15(b) are amended to Plan Sections 12 and 17(b), respectively.

4.	Section 4. Company Call Right. Section 4 is deleted.

5.	Section 6. Restricted Stock Units Subject to Plan and Stockholders Agreement. Section 6 is amended to change the heading to read Restricted Stock Units Subject to Plan and to amend Sections 6(a) and (b) to read as follows:

(a)	Employee Acknowledgements. By entering into this Award Agreement, you agree and acknowledge that (i) the Restricted Stock Units are subject in all respects to the Plan; (ii) the Restricted Stock Units are subject to Plan provisions under which, in certain circumstances, the Committee may terminate your Restricted Stock Units and/or make adjustments to the kind and/or number of shares or property underlying the Restricted Stock Units; and (iii) the Committee has discretion to interpret and administer the Plan and this Award Agreement and its judgments made in accordance with the Plan are final.

(b)	Conflicts. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the term or provision contained in the Plan shall control.

6.	The acknowledgment and statement within the box in the Award Agreement is deleted.

7.	Effective Date of this Amendment. This Amendment is effective immediately prior to the effectiveness of the IPO.

8.	Continued Terms of Restricted Stock Units. Except as otherwise amended in this agreement, your Restricted Stock Units remain subject in all respects to the terms and conditions of the Award Agreement and the 2012 Equity Incentive Plan. A copy of the 2012 Equity Incentive Plan has been provided to you.

Sincerely,

Christopher R. Clegg
Executive Vice President, General Counsel & Secretary

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